UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) —May 14, 2007

NUCRYST PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	000-51686	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.
50 Audubon Road, Suite B
Wakefield, MA 01880
(Address of principal executive offices)
Registrant’s telephone number, including area code: (780) 992-5626
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
(Former name or former address, if changed since last report)

Item 5.02	Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers
On May 3, 2007, NUCRYST Pharmaceuticals Corp. (the “Company”) passed a resolution appointing Mr. Thomas E. Gardner to its Board of Directors effective May 14, 2007. In connection with his service to the Company as a director, Mr. Gardner will be entitled to receive an annual cash retainer, meeting fees, and initial and annual grants of stock options and restricted stock units in accordance with the Company’s Director Compensation Policy. Mr. Gardner has been appointed as a member of the Human Resources and Compensation Committee and Corporate Governance and Nominating Committee.
There is no arrangement or understanding between Mr. Gardner and any other person pursuant to which Mr. Gardner was selected as a director of the Company. There are no relationships or related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On May 14, 2007, the Company issued a press release announcing the appointment of Mr. Gardner to its Board of Directors. Mr. Gardner has also been appointed as a member of the Human Resources and Compensation Committee and the Corporate Governance and Nominating Committee.
The press release is attached as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits
(c)	Exhibits
99.1	Press Release dated May 14, 2007 announcing the appointment of Mr. Thomas E. Gardner to the Board of Directors of NUCRYST Pharmaceuticals Corp., effective May 14, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nucryst Pharmaceuticals Corp.

By:	/s/ Carol L. Amelio
Carol L. Amelio
Vice President, General Counsel and Corporate Secretary

DATE: May 14, 2007